Exhibit 99.1

Robin Haynes Moves from Board of Directors to Advisory Board

GREENEVILLE, Tenn.--(BUSINESS WIRE)--Green Bankshares, Inc. (NASDAQ: GRNB) the holding company for GreenBank, today announced that Robin Haynes has resigned her position as a member of the Board of Directors of the Company and its principal subsidiary, GreenBank, in order to devote more time to her family's business interests. She will continue her service to the Company as a member of our Leadership Advisory Board for Blount and Knox Counties.

Stan Puckett, Chairman and Chief Executive Officer, commented, "Robin has been an active member of our Board since 2004. Although we will miss her wise counsel, we wish her well and are pleased that she will remain actively involved with GreenBank."

Greeneville, Tennessee-based Green Bankshares, Inc., with total assets of approximately $3.0 billion, is the holding company for GreenBank. GreenBank, which traces its origin to 1890, has 64 branches across East and Middle Tennessee, and one branch each in Bristol, Virginia, and Hot Springs, North Carolina. It also provides wealth management services through its GreenWealth Division and residential mortgage lending through its Mortgage Division. In addition, GreenBank conducts separate businesses through three wholly owned subsidiaries: Superior Financial Services, Inc., a consumer finance company; GCB Acceptance Corporation, a consumer finance company specializing in automobile lending; and Fairway Title Co., a title insurance company.

CONTACT:
Green Bankshares, Inc.
James E. Adams, 423-278-3050
Executive Vice President and Chief Financial Officer